Exhibit 99.2
NUANCE COMMUNICATIONS, INC.
FIRST QUARTER FISCAL 2011
EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS
Nuance is providing a copy of prepared remarks in combination with its press release. This process and these remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, February 9, 2011 at 5:00 pm EST and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (800) 230-1059 or (612) 234-9960 at least five minutes prior to the call and referencing conference code 191234. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 191234.
Opening Remarks
In our press release this afternoon, we reported non-GAAP revenue in Q1 11 of $317.3 million, up 11.5% from $284.6 million a year ago. Total GAAP revenue in Q1 11 was $303.8 million, up 15.5% from $263.0 million in Q1 10. We recognized non-GAAP net income in Q1 11 of $86.1 million, representing $0.28 per diluted share, compared to non-GAAP net income of $84.3 million, or $0.29 per diluted share, in the same period last year. We recognized GAAP net loss in Q1 11 of ($0.0) million, or ($0.00) per diluted share, compared to Q1 10 GAAP net loss of ($4.3) million, or ($0.02) per diluted share. Non-GAAP operating margin was 30.5% for Q1 11, compared to 32.6% in Q1 10. First quarter operating cash flow was $63.3 million, including the full payment of approximately $23 million associated with a previously disclosed partner obligation of SpinVox, compared to $65.1 million in the same quarter a year ago. Nuance ended Q1 11 with a balance of cash and marketable securities of $591.5 million.
Compared to Q1 10, Nuance’s Q1 11 non-GAAP revenue benefited from (1) strength in our mobile and consumer business, including product licensing and services, (2) growth in healthcare on-demand, and (3) product licensing from our imaging business.
Discussion of non-GAAP Revenue
In Q1 11, the United States contributed 75% of non-GAAP revenue and international contributed 25%. On-demand revenues continued to grow year-over-year, enabled by contributions from healthcare and mobile services. Also in Q1 11, product and licensing revenue grew significantly compared to Q1 10, due to increased Dragon NaturallySpeaking 11 and Dragon Dictate for Mac and improved contributions from eCopy. (Please see the section below, “Discussion of Non-GAAP Financial Measures,” for more details on non-GAAP revenue.)
At the end of Q1 11, the estimated 3-year value of total on-demand contracts was $1,174.4 million, up 21.2% from $968.6 million at the end of Q1 10. Within our enterprise and healthcare solutions, the trend toward customer preference for our subscription and transactional pricing models continues. Within our mobile market, where additional growth is targeted towards carrier-based services, new bookings also demonstrated growth in transactional models. As more of our large customers and partners transition to these models, a greater proportion of bookings will contribute revenue over extended periods.
Table: Non-GAAP Revenue by Market

	Q1	Q2	Q3	Q4	FY	Q1
	2010	2010	2010	2010	2010	2011
Healthcare	$106.8	$106.9	$114.3	$121.3	$449.3	$117.8
Yr/Yr Organic Growth*	7%	13%	18%	17%	14%	5%
Mobile & Consumer	$66.4	$80.7	$72.2	$90.2	$309.4	$87.7
Yr/Yr Organic Growth*	15%	32%	14%	28%	22%	18%
Enterprise	$75.7	$71.3	$71.1	$78.0	$296.1	$72.5
Yr/Yr Organic Growth*	12%	(6)%	(13)%	(7)%	(4)%	(8)%
Imaging	$35.7	$33.9	$35.8	$35.4	$140.8	$39.3
Yr/Yr Organic Growth*	7%	11%	6%	(11)%	3%	10%

Total revenue	$284.6	$292.8	$293.4	$324.9	$1,195.7	$317.3

Yr/Yr Organic Growth*	10%	12%	6%	9%	9%	5%

*	Organic growth is calculated by comparing Nuance’s reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue in the same period in the prior year is adjusted to include revenue from companies subsequently acquired by Nuance, as if we had owned the acquired business in the prior period.
Table: Non-GAAP Revenue by Type

	Q1	Q2	Q3	Q4	FY	Q1
	2010	2010	2010	2010	2010	2011
Product and Licensing	$130.2	$128.0	$121.8	$150.6	$530.7	$145.0
% of Revenue	46%	44%	42%	46%	44%	46%
Professional Services and Hosting	$104.5	$118.6	$124.2	$127.6	$474.9	$124.1
% of Revenue	37%	41%	42%	39%	40%	39%
Maintenance and Support	$49.9	$46.2	$47.4	$46.7	$190.1	$48.2
% of Revenue	18%	16%	16%	14%	16%	15%

Total revenue	$284.6	$292.8	$293.4	$324.9	$1,195.7	$317.3

Healthcare Solutions. Within our healthcare business, on-demand solutions contributed to revenue growth. During Q1 11, the annualized line run-rate in Nuance’s healthcare on-demand business was approximately 3.425 billion lines per year, up 14% from 3.010 billion lines per year during Q1 10. Nuance signed several new healthcare on-demand contracts, achieving a 149% bookings growth compared to Q1 10. Nuance continued to make progress in implementing on-demand contracts signed in prior quarters, which will contribute to future revenue. In addition, Nuance has recently made several important product announcements. During Q1 11, Nuance released a new version of PowerScribe 360, our new radiology reporting and communications platform. Technology updates in our eScription platform enabled us to improve automation rates. Further to our cloud-based efforts, we released the Dragon Medical Mobile Recorder and began partner trials of our Nuance Healthcare Developer Platform, with trials and releases of additional cloud-based products scheduled later in the year. In our Clinical Language Understanding project, we completed key user interface and engine milestones, and began engagement with pilot customers. Key customers in Q1 11 included Methodist Hospital, Oakwood Healthcare System, Premier Health Partners, Scott & White Memorial Hospital, St. Vincent Indianapolis Hospital, University of Iowa, and Vanderbilt University Medical Center.
Mobile and Consumer Solutions. Within our mobile and consumer business, on-demand services contributed to professional services and hosting revenue in the quarter. In addition, Nuance continued to secure significant design wins and expanded functionality in strategic arrangements with the largest device manufacturers. In particular, Nuance had strong bookings in the automobile market, and increased professional services revenue to support implementation of recent automotive and handset design wins. Adoption of Nuance technology in connected car implementations increased, as evidenced by OnStar’s point of interest search, Toyota’s new Entune Multimedia System and Ford SYNC’s adoption of Nuance SDK to support voice-enablement of applications in its newly announced app store. Nuance also showed momentum in direct-to-consumer launches, such as applications released by Amazon, Ask, LG, Merriam Webster and Motorola utilizing the Nuance Mobile Developer Platform, as well as the release of Flex T9 in the Android app store. Nuance is seeing rapidly growing interest in the TV, set-top box and tablet markets. During Q1 11, Nuance had our highest voicemail-to-text bookings quarter ever, entering into new or extended agreements with carriers such as TeleFonica Spain and Vivo. In voicemail-to-text, Nuance has increased its full automation capabilities, reducing operating costs and enabled more favorable pricing to end users. In addition, key customers and design wins in Q1 11 included Audi, BMW, Cisco, Daimler, Fiat Chrysler, GM, Honda, Huawei, MapMyIndia, Navigon, NEC Casio, Nissan, Olympus, Panasonic TV, Sony TV, Tele Atlas, TomTom and Volkswagen.
In our Dragon dictation solutions, Q1 11 revenue benefited from strong holiday sales and international growth. After a very successful launch in Q4 10, Dragon revenues were boosted by growth in Europe. Dragon was among the top-selling software products at Amazon, Best Buy and Walmart.
Enterprise Solutions. Within our enterprise business, customer preference for on-demand solutions continues. Q1 11 bookings resulted in record backlog hours in enterprise professional services, which stood at approximately 335,000 hours at the end of Q1 11, as compared with approximately 250,000 hours at the end of Q1 10. We are expanding our professional services teams in EMEA and APAC. The estimated future value of unimplemented contracts for the Nuance On Demand solution at the end of Q1 11 was $31.2 million, as compared with $50.4 million at the end of Q4 10, reflecting a significant deployment at a major transportation and shipping firm during the quarter. Enterprise revenues continue to be challenged by limited channel revenue and the gradual decline of an early on-demand customer’s volume. Nuance’s professional services team continues to progress toward implementation of solutions under large contracts for the Nuance On Demand solution signed during FY 10, which will lead to future professional services and hosting revenue. Integration of PerSay expands our customer base and capabilities in identification and authorization, and Nuance Mobile Care was deployed at Optus. Key enterprise customers in Q1 11 included Acer, AT&T, Barclays, Centrelink, Centrica, Energy Australia, Ergon, Jetstar, OnStar, Optus, PayPal, PNC, Premier Inn, and US Social Security Administration.
Imaging Solutions. Within our imaging business, revenue growth was driven by sales of our PDF product line, as well as the eCopy ShareScan product. ShareScan 5 was released in Q1 11, and revenue contribution is expected throughout the year due to its embedded distribution model. ShareScan 5 certification was completed on key platforms including Canon, Ricoh and Xerox, and is underway at HP and Konica Minolta, representing a material expansion of our OEM relationships. Key customers and design wins in Q1 11 included Bryan Cave, Canon, Christiana Healthcare, Konica Minolta, Los Angeles County Metropolitan Transit Authority, NHN, Ricoh and Xerox.

Discussion of non-GAAP Cost of Revenue and Gross Margins
In Q1 11, cost of revenue was $100.2 million, for a gross margin of 68.4%, down from 70.8% in Q1 10. Although gross profit increased as a result of increased revenue, gross margin declined due to increased investments in the enterprise professional services and on-demand businesses, as well as higher revenue contributions from product categories that carry a lower gross margin. Gross margin for product and licensing declined to 86.5% in Q1 11 from 87.9% a year ago. Cost of product and license revenue increased primarily due to higher cost of goods sold associated with Dragon and imaging revenues. Gross margin for professional services and hosting declined to 41.4% in Q1 11 from 43.0% a year ago, due to increased costs associated with personnel and equipment to support mobile services, enterprise and healthcare on-demand contracts. Gross margin for maintenance and support declined to 83.6% in Q1 11 from 84.4% a year ago.
Discussion of non-GAAP Operating Expenses and Operating Margins
In Q1 11, operating margin was 30.5%, down from 32.6% in Q1 10. Throughout FY 10, Nuance noted that it would increase investments in marketing, sales, implementation and technology targeted at enhancing organic growth. Expenses increased during Q1 11 due to accelerated investments related to strategic partnerships, recent acquisitions, and increased sales and marketing, all to support recent product releases and future growth.
Balance Sheet and Cash Flow Highlights
Cash and Cash Flow Activities
Nuance reported Q1 11 cash flow from operations of $63.3 million, compared to $65.1 million in Q1 10. As noted earlier, during Q1 11, we retired the final material acquired liability associated with the Spinvox acquisition, which reduced cash flows by about $23 million. But for payment of that liability, cash flow from operations would have approximated non-GAAP net income. At the end of Q1 11, our cash and marketable securities balance was approximately $591.5 million. Capital expenditures totaled $8.9 million for Q1 11, and depreciation was $6.5 million for Q1 11.
Days Sales Outstanding (DSO)
Beginning Q1 11, we have updated the manner in which we calculate DSO. Our updated calculation is as follows: Accounts receivable, net divided by GAAP revenue, multiplied by 90.
In Q1 11, DSO was 70 days, compared to 74 days in Q1 10. Below is a table providing historical DSO using this updated calculation:

	Q1 10	Q2 10	Q3 10	Q4 10	Q1 11
DSO	74	71	71	63	70
Deferred Revenue
Total deferred revenue increased from $188.5 million at the end of Q1 10 to $241.0 million at the end of Q1 11, and long-term deferred revenue increased from $45.9 million to $76.9 million over the same period. The increase in deferred revenue was primarily attributable to eCopy billings, as well as upfront billings for set-up and implementation activities related to our hosted offerings.
Discussion of Q2 11 Guidance and Fiscal Year Outlook
We anticipate that strength in our healthcare, mobile-consumer and imaging business will lead growth in fiscal 2011. We expect to benefit as well from improving relative performance in our enterprise business. Favorable bookings and backlog achievement in fiscal 2010 as well as Q1 11 will assist across our business. Investments in sales and marketing resources, along with new product and services offerings, should enhance revenue growth, especially in the second-half of the fiscal year.

Our healthcare business should benefit from a continuation of recent trends, including the momentum within our on-demand offerings and more robust purchasing of our radiology solutions. In addition, we expect an increase during Q2 11 in Dragon Medical license revenues in association with EHR usage, following a seasonally down Q1 11. Nuance has additional product and service offerings slated for this fiscal year, which we believe will further enhance institutional preference for our leading solutions.
Within our mobile and consumer business, revenues will include a materially greater proportion of mobile services, reflecting the benefits of past bookings and the heightened interest and acceptance for our offerings. Revenues will also benefit from substantial continued investments in brand advertising and from large investments in global language expansion.
The enterprise business will incorporate material revenues from previously signed on-demand contracts, particularly in the second-half of the year. We also expect improved channel revenues, owing to increased stability and recovery among existing channel partners and contributions from newly developed channel partners.
Bookings strength for our eCopy revenues should result in high single digit to low teens growth in our imaging business.
We have signaled to investors in recent quarters our intention to increase expenditures in sales, R&D and professional services personnel, primarily, but not exclusively, associated with our healthcare and mobile business lines. Our results in Q1 11 did in fact reflect these investments. During Q1 11, we increased our sales and marketing expense by approximately $7 million compared to Q4 10, consistent with our guidance. In addition, during Q1 11 we accelerated our investments related to our commitments under recent strategic mobile partnerships. Those investments will moderate in Q2 11. In addition, certain sales and marketing expenses were unique to Q1 11 programs and will decrease in Q2 11, particularly related to holiday advertising and our annual sales kickoff event. We believe from recent experiences that these investments position us to leverage heightened interest in the mobile and consumer markets for speech solutions. But the benefits will be realized over the course of the year.
With these factors in mind, we expect full-year, FY 11 GAAP revenues in the range of $1,278 million to $1,318 million. We expect FY 11 non-GAAP revenues between $1,320 million and $1,360 million. We expect Q2 11 GAAP revenues between $304 million and $316 million, and we anticipate Q2 11 non-GAAP revenues between $315 million and $327 million.
We expect FY 11 GAAP EPS to be in the range of $0.04 and $0.11 and FY 11 non-GAAP EPS to be in the range of $1.29 and $1.36. We expect Q2 11 GAAP EPS to be in the range of ($0.07) and ($0.04) and Q2 11 non-GAAP EPS to be in the range of $0.28 and $0.31.
Although we do not provide specific forecast for CFFO, we do expect once again in fiscal 2011 to achieve substantial growth in our cash flows, based upon increased revenues, strong margins and disciplined working capital practices. As we noted last quarter, during fiscal Q1 11, we retired the final material acquired liability associated with the Spinvox acquisition, which reduced cash flows by about $23 million. But for that payment, CFFO would have approximated non-GAAP net income in Q1 11. Based on our current business, we expect CFFO to approximate non-GAAP net income during the remainder of the fiscal year.
This ends the prepared conference call remarks.

Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.
Enterprise professional services backlog hours. Nuance defines its enterprise professional services backlog hours as the accumulated estimated professional services hours necessary to fulfill all of its existing, executed professional services contracts within the enterprise business, including those that are cancelable by customers, based on the original estimate of hours sold. Nuance believes its professional services backlog hours are useful in forecasting its internal professional services needs, as well as for projecting future professional services revenues.
Estimated future value of unimplemented Nuance Enterprise on-demand contracts. Nuance considers contracts for its Nuance On Demand solutions to be unimplemented for the time period from execution of the contract with the customer until such time as implementation and set-up services are complete and the customers have begun utilizing the on-demand platform. Once a contract is implemented, the entire estimated value of the contract is deducted from the total. Because contracts for our Nuance On Demand solutions are generally large, multi-year contracts, the aggregate estimated value of these contracts can materially increase or decrease from period to period as contracts are executed and implemented.
Annualized line run-rate in Nuance’s healthcare on-demand business. Nuance determines this run-rate using sourced transcription net line counts, as defined in our customer contracts. The annualized line run-rate is determined by the number of lines actually billed in a given quarter, multiplied by four.
Estimated 3-year value of total on-demand contracts. Nuance determines this value as of the end of the period reported, by using our best estimate of all anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on estimates used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond 3 years, we include only the value expected within 3 years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.
Safe Harbor and Forward-Looking Statements
Statements in this document regarding enterprise professional services backlog, the value of unimplemented Nuance On Demand contracts, growth in the remainder of fiscal 2011, new product and service offerings, moderation of expenses associated with sales, services, and research and development, increases in advertising and promotion expenses, the general economic condition, second quarter and fiscal 2011 financial performance and Nuance managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for Nuance’s existing and future products; economic conditions in the United States and abroad; Nuance’s ability to control and successfully manage its expenses and cash position; the effects of competition, including pricing pressure; possible defects in Nuance’s products and technologies; the ability of Nuance to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in Nuance’s annual report on Form 10-K for the fiscal year ended September 30, 2010 and Nuance’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.
The information included in this press release should not be viewed as a substitute for full GAAP financial statements.
Discussion of Non-GAAP Financial Measures
Management utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three months ended December 31, 2010 and 2009, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which are described below.
Acquisition-Related Revenue and Cost of Revenue.
The Company provides supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from eCopy for the three months ended December 31, 2010, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that the Company would have otherwise recognized had the Company not acquired intellectual property and other assets from the same customer during the same quarter. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of the Company’s economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. The Company includes non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. The Company believes these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, the Company historically has experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, the Company generally will incur these adjustments in connection with any future acquisitions.
Acquisition-Related Costs, Net.
In recent years, the Company has completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. The Company provides supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. The Company considers these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of the control of the Company. Furthermore, the Company does not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. The Company believes that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.
These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, the Company generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:
 (i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services provided by third parties.
 (ii) Professional service fees. Professional service fees include direct costs of the acquisition, as well as post-acquisition legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.
 (iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.
Amortization of Acquired Intangible Assets.
The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. Although the Company excludes amortization of acquired intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.
Costs Associated with IP Collaboration Agreement.
In order to gain access to a third party’s extensive speech recognition technology and natural language and semantic processing technology, Nuance has entered into two IP collaboration agreements, spanning six years and five years, respectively. All intellectual property derived from these collaborations will be jointly owned by the two parties, but Nuance will have sole rights to commercialize this intellectual property during the term of these agreements. For non-GAAP purposes, Nuance considers these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of its normal, organic, continuing operating activities, and is therefore presenting this supplemental information to show the results excluding these expenses. Nuance does not exclude from its non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although the Company’s bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results.
Non-Cash Expenses.
The Company provides non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:
 (i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in the Company’s history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. The Company evaluates performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond the Company’s control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, the Company does not include such charges in operating plans. Stock-based compensation will continue in future periods.
 (ii and iii) Certain accrued interest and income taxes. The Company also excludes certain accrued interest and certain accrued income taxes because the Company believes that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.
The Company excludes certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, the Company believes management and the users of the financial statements are better able to understand the financial results of what the Company considers to be its organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash.
The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. The Company further believes that providing this information allows investors to not only better understand the Company’s financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.
Financial Tables Follow

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended
	December 31,
	2010	2009
Revenues:
Product and licensing	$133,856	$113,227
Professional services and hosting	122,820	103,695
Maintenance and support	47,153	46,055

Total revenues	303,829	262,977

Cost of revenues:
Product and licensing	17,146	12,591
Professional services and hosting	78,212	61,996
Maintenance and support	8,273	7,990
Amortization of intangible assets	13,291	11,018

Total cost of revenues	116,922	93,595

Gross profit	186,907	169,382

Operating expenses:
Research and development	41,381	36,950
Sales and marketing	78,344	65,562
General and administrative	31,182	27,451
Amortization of intangible assets	22,677	22,126
Acquisition-related costs, net	3,001	12,805
Restructuring and other charges, net	2,051	615

Total operating expenses	178,636	165,509

Income from operations	8,271	3,873

Other expense, net	(2,259)	(7,811)

Income (loss) before income taxes	6,012	(3,938)

Provision for income taxes	6,021	340

Net loss	$(9)	$(4,278)

Net loss per share:
Basic	$(0.00)	$(0.02)

Diluted	$(0.00)	$(0.02)

Weighted average common shares outstanding:
Basic	298,633	279,068

Diluted	298,633	279,068

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	December 31, 2010	September 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$554,389	$516,630
Restricted cash	6,626	24,503
Marketable securities	5,032	5,044
Accounts receivable, net	235,718	217,587
Acquired unbilled accounts receivable	3,423	7,412
Prepaid expenses and other current assets	74,348	70,466

Total current assets	879,536	841,642

Land, building and equipment, net	64,452	62,083
Marketable securities	32,091	28,322
Goodwill	2,088,031	2,077,943
Intangible assets, net	655,354	685,865
Other assets	69,856	73,844

Total assets	$3,789,320	$3,769,699

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt and capital leases	$7,443	$7,764
Contingent and deferred acquisition payments	12,603	2,131
Accounts payable and accrued expenses	211,241	230,237
Deferred and unearned revenue	164,075	142,340

Total current liabilities	395,362	382,472

Long-term portion of debt and capital leases	851,445	851,014
Long-term deferred revenue	76,889	76,598
Other long term liabilities	149,709	162,419

Total liabilities	1,473,405	1,472,503

Stockholders’ equity	2,315,915	2,297,196

Total liabilities and stockholders’ equity	$3,789,320	$3,769,699

Nuance Communications, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended
	December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(9)	$(4,278)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	42,517	38,230
Stock-based compensation	32,098	20,066
Non-cash interest expense	3,192	3,279
Deferred tax provision	104	(311)
Other	(20)	691
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(13,273)	(6,267)
Prepaid expenses and other assets	(4,996)	475
Accounts payable	(1,530)	(3,709)
Accrued expenses and other liabilities	(17,190)	7,403
Deferred revenue	22,443	9,473

Net cash provided by operating activities	63,336	65,052

Cash flows from investing activities:
Capital expenditures	(8,893)	(2,756)
Payments for acquisitions, net of cash acquired	(13,310)	(141,721)
Payments for equity investments	—	(14,970)
Purchases of marketable securities	(10,776)	—
Proceeds from maturities of marketable securities	6,650	—
Change in restricted cash	17,184	—

Net cash used in investing activities	(9,145)	(159,447)

Cash flows from financing activities:
Payments of debt and capital leases	(2,069)	(1,740)
Payments on settlement of share-based derivatives	(972)	—
Payments of other long-term liabilities	(2,589)	(2,256)
Excess tax benefits from share-based awards	3,662	—
Proceeds from issuance of common stock from employee stock plans	4,350	5,181
Cash used to net share settle employee equity awards	(18,403)	(7,616)

Net cash used in financing activities	(16,021)	(6,431)

Effects of exchange rate changes on cash and cash equivalents	(411)	690

Net increase (decrease) in cash and cash equivalents	37,759	(100,136)
Cash and cash equivalents at beginning of period	516,630	527,038

Cash and cash equivalents at end of period	$554,389	$426,902

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended
	December 31 ,
	2010	2009
GAAP revenue	$303,829	$262,977
Acquisition-related revenue adjustments: product and licensing	11,136	16,992
Acquisition-related revenue adjustments: professional services and hosting	1,239	837
Acquisition-related revenue adjustments: maintenance and support	1,058	3,793

Non-GAAP revenue	$317,262	$284,599

GAAP cost of revenue	$116,922	$93,595
Cost of revenue from amortization of intangible assets	(13,291)	(11,018)
Cost of revenue adjustments: product and licensing (1,2)	2,448	3,177
Cost of revenue adjustments: professional services and hosting (1,2)	(5,515)	(2,437)
Cost of revenue adjustments: maintenance and support (1,2)	(390)	(215)

Non-GAAP cost of revenue	$100,174	$83,102

GAAP gross profit	$186,907	$169,382
Gross profit adjustments	30,181	32,115

Non-GAAP gross profit	$217,088	$201,497

GAAP income from operations	$8,271	$3,873
Gross profit adjustments	30,181	32,115
Research and development (1)	4,867	2,030
Sales and marketing (1)	10,310	8,519
General and administrative (1)	10,837	6,645
Amortization of intangible assets	22,677	22,126
Costs associated with IP collaboration agreements	4,625	4,000
Acquisition-related costs, net	3,001	12,805
Restructuring and other charges, net	2,051	615

Non-GAAP income from operations	$96,820	$92,728

GAAP provision for income taxes	$6,021	$340
Non-cash taxes	(1,621)	1,489

Non-GAAP provision for income taxes	$4,400	$1,829

GAAP net loss	$(9)	$(4,278)
Acquisition-related adjustment — revenue (2)	13,433	21,622
Acquisition-related adjustment — cost of revenue (2)	(2,627)	(3,397)
Acquisition-related costs, net	3,001	12,805
Cost of revenue from amortization of intangible assets	13,291	11,018
Amortization of intangible assets	22,677	22,126
Non-cash stock-based compensation (1)	32,098	20,066
Non-cash interest expense, net	3,192	3,279
Non-cash income taxes	1,621	(1,489)
Costs associated with IP collaboration agreements	4,625	4,000
Change in fair value of share-based instruments	(7,215)	(2,072)
Restructuring and other charges, net	2,051	615

Non-GAAP net income	$86,138	$84,295

Non-GAAP diluted net income per share	$0.28	$0.29

Diluted weighted average common shares outstanding	311,570	294,711

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended
	December 31,
	2010	2009
(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$6	$9
Cost of professional services and hosting	5,688	2,648
Cost of maintenance and support	390	215
Research and development	4,867	2,030
Sales and marketing	10,310	8,519
General and administrative	10,837	6,645

Total	$32,098	$20,066

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$13,433	$21,622
Cost of product and licensing	(2,454)	(3,186)
Cost of professional services and hosting	(173)	(211)
Cost of maintenance and support	—	—

Total	$10,806	$18,225

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited
Total Revenue

	Q1	Q2	Q3	Q4	FY	Q1
	2010	2010	2010	2010	2010	2011
GAAP Revenue	$263.0	$273.0	$273.2	$309.8	$1,118.9	$303.8
Adjustment	$21.6	$19.8	$20.2	$15.1	$76.7	$13.4

Non-GAAP Revenue	$284.6	$292.8	$293.4	$324.9	$1,195.7	$317.3

Healthcare

	Q1	Q2	Q3	Q4	FY	Q1
	2010	2010	2010	2010	2010	2010
GAAP Revenue	$105.5	$105.8	$113.5	$119.8	$444.6	$117.4
Adjustment	$1.3	$1.1	$0.8	$1.5	$4.7	$0.4

Non-GAAP Revenue	$106.8	$106.9	$114.3	$121.3	$449.3	$117.8

Mobile & Consumer

	Q1	Q2	Q3	Q4	FY	Q1
	2010	2010	2010	2010	2010	2010
GAAP Revenue	$64.1	$77.8	$66.3	$89.2	$297.3	$86.1
Adjustment	$2.3	$2.9	$5.9	$1.0	$12.1	$1.6

Non-GAAP Revenue	$66.4	$80.7	$72.2	$90.2	$309.4	$87.7

Enterprise

	Q1	Q2	Q3	Q4	FY	Q1
	2010	2010	2010	2010	2010	2010
GAAP Revenue	$75.4	$70.9	$71.0	$76.6	$293.9	$71.1
Adjustment	$0.3	$0.4	$0.1	$1.4	$2.2	$1.4

Non-GAAP Revenue	$75.7	$71.3	$71.1	$78.0	$296.1	$72.5

Imaging Revenue

	Q1	Q2	Q3	Q4	FY	Q1
	2010	2010	2010	2010	2010	2010
GAAP Revenue	$18.0	$18.5	$22.4	$24.2	$83.1	$29.2
Adjustment	$17.7	$15.4	$13.4	$11.2	$57.7	$10.0

Non-GAAP Revenue	$35.7	$33.9	$35.8	$35.4	$140.8	$39.3

Product and Licensing Revenue

	Q1	Q2	Q3	Q4	FY	Q1
	2010	2010	2010	2010	2010	2010
GAAP Revenue	$113.2	$113.2	$108.8	$138.2	$473.5	$133.8
Adjustment	$17.0	$14.8	$13.0	$12.4	$57.2	$11.1

Non-GAAP Revenue	$130.2	$128.0	$121.8	$150.6	$530.7	$145.0

Professional Services and On-Demand Revenue

	Q1	Q2	Q3	Q4	FY	Q1
	2010	2010	2010	2010	2010	2010
GAAP Revenue	$103.7	$116.2	$117.9	$125.8	$463.6	$122.8
Adjustment	$0.8	$2.4	$6.3	$1.8	$11.3	$1.2

Non-GAAP Revenue	$104.5	$118.6	$124.2	$127.6	$474.9	$124.1

Maintenance and Support Revenue

	Q1	Q2	Q3	Q4	FY	Q1
	2010	2010	2010	2010	2010	2010
GAAP Revenue	$46.1	$43.6	$46.5	$45.8	$181.9	$47.2
Adjustment	$3.8	$2.6	$0.9	$0.9	$8.2	$1.1

Non-GAAP Revenue	$49.9	$46.2	$47.4	$46.7	$190.1	$48.2

Schedules may not add due to rounding.

Nuance Communications, Inc.
Supplemental Non-Financial Information
Unaudited

	Q1	Q2	Q3	Q4	Q1
	2010	2010	2010	2010	2011
Enterprise Professional Services Backlog Hours (in thousands)	250.2	266.8	312.0	328.2	335.2
Estimated Future Value of Unimplemented Nuance Enterprise On-Demand Contracts (in millions)	41.8	45.0	47.1	50.4	31.2
Annualized Line Run-Rate in Nuance’s Healthcare On-Demand Business (in billions)	3.010	3.099	3.242	3.334	3.425
Estimated 3-year Value of Total On-Demand Contracts (in millions)	968.6	1,025.0	1,083.1	1,143.2	1,174.4

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income (Loss) per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended
	March 31, 2011
	Low	High
GAAP revenue	$303,900	$315,900
Acquisition-related adjustment — revenue	11,100	11,100

Non-GAAP revenue	$315,000	$327,000

GAAP net income (loss), per share	$(0.07)	$(0.04)
Acquisition-related adjustment — revenue	0.04	0.04
Acquisition-related adjustment — cost of revenue	(0.01)	(0.01)
Acquisition-related costs, net	0.01	0.01
Cost of revenue from amortization of intangible assets	0.04	0.04
Amortization of intangible assets	0.07	0.07
Non-cash stock-based compensation	0.14	0.14
Non-cash interest expense	0.01	0.01
Non-cash income taxes	0.03	0.03
Costs associated with IP collaboration agreements	0.02	0.02

Non-GAAP net income (loss), per share	$0.28	$0.31

Shares used in computing GAAP and non-GAAP net income (loss) per share:

Weighted average common shares: basic	300,750	300,750

Weighted average common shares: diluted	314,250	314,250

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income (Loss) per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended
	September 30, 2011
	Low	High
GAAP revenue	$1,277,500	$1,317,500
Acquisition-related adjustment — revenue	42,500	42,500

Non-GAAP revenue	$1,320,000	$1,360,000

GAAP net income (loss), per share	$0.04	$0.11
Acquisition-related adjustment — revenue	0.13	0.13
Acquisition-related adjustment — cost of revenue	(0.03)	(0.03)
Acquisition-related costs, net	0.05	0.05
Cost of revenue from amortization of intangible assets	0.16	0.16
Amortization of intangible assets	0.27	0.27
Non-cash stock-based compensation	0.46	0.46
Non-cash interest expense	0.04	0.04
Non-cash income taxes	0.12	0.12
Costs associated with IP collaboration agreements	0.06	0.06
Change in fair value of share-based instruments	(0.02)	(0.02)
Restructuring and other charges, net	0.01	0.01

Non-GAAP net income (loss), per share	$1.29	$1.36

Shares used in computing GAAP and non-GAAP net income (loss) per share:

Weighted average common shares: basic	305,000	305,000

Weighted average common shares: diluted	316,000	316,000